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                                                                  EXHIBIT 99.12M


                                         July 7, 2000



American General International Growth Fund
American General Series Portfolio Company 2
2929 Allen Parkway
Houston, TX 77019

North American International Equity Fund
North American Funds
286 Congress Street
Boston, MA 02210

Ladies and Gentlemen:

     We have acted as counsel in connection with the Agreement and Plan of Reorganization (the "Agreement") dated as of March 31, 2000, between American General Series Portfolio Company 2 (the "Target Trust"), a Delaware business trust, on behalf of American General International Growth Fund ("Target Fund"), and North American Funds, a Massachusetts business trust, on behalf of North American International Equity Fund ("Acquiring Fund"). The Agreement describes a proposed transaction (the "Transaction") to occur today (the "Exchange Date"), pursuant to which Acquiring Fund will acquire substantially all of the assets of Target Fund in exchange for shares of beneficial interest in Acquiring Fund (the "Acquiring Fund Shares") and the assumption by Acquiring Fund of all of the liabilities of Target Fund following which the Acquiring Fund Shares received by Target Fund will be distributed by Target Fund to its shareholders in liquidation and termination of Target Fund. This opinion as to certain federal income tax consequences of the Transaction is furnished to you pursuant to Sections 8(g) and 9(f) of the Agreement. Capitalized terms not defined herein are used herein as defined in the Agreement.

     Target Fund is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company. Shares of Target Fund are redeemable at net asset value at each shareholder's option. Target Fund has elected to be a regulated investment company for federal income tax purposes under Section 851 of the Internal Revenue Code of 1986, as amended (the "Code").
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American General International Growth Fund                          July 7, 2000
North American International Equity Fund


          Acquiring Fund is registered under the 1940 Act as an open-end management investment company. Shares of Acquiring Fund are redeemable at net asset value at each shareholder's option. Acquiring Fund has elected to be a regulated investment company for federal income tax purposes under Section 851 of the Code.

          For purposes of this opinion, we have considered the Agreement, the Acquired Fund Proxy Statement, the Registration Statement (including the items incorporated by reference therein), and such other items as we have deemed necessary to render this opinion. In addition, you have provided us with letters dated as of the date hereof, representing as to certain facts, occurrences and information upon which you have indicated that we may rely in rendering this opinion (whether or not contained or reflected in the documents and items referred to above) (the "Acquiring Fund Rep Letter" and "Target Fund Rep Letter").

          Based on the foregoing representations and assumptions and our review of the documents and items referred to above, we are of the opinion that, subject to the final two paragraphs hereof, for federal income tax purposes:

  (i)     The Transaction will constitute a reorganization within the meaning of
          Section 368(a) of the Code. Acquiring Fund and Target Fund will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code;

  (ii) No gain or loss will be recognized by Acquiring Fund upon the receipt of the assets of Target Fund in exchange for Acquiring Fund Shares and the assumption by Acquiring Fund of the liabilities of Target Fund;

  (iii) The basis in the hands of Acquiring Fund of the assets of Target Fund transferred to Acquiring Fund in the Transaction will be the same as the basis of such assets in the hands of Target Fund immediately prior to the transfer;

  (iv) The holding periods of the assets of Target Fund in the hands of Acquiring Fund will include the periods during which such assets were held by Target Fund;

  (v) No gain or loss will be recognized by Target Fund upon the transfer of Target Fund's assets to Acquiring Fund in exchange for Acquiring Fund Shares and the assumption by Acquiring Fund of the liabilities of Target Fund, or upon the distribution of Acquiring Fund Shares by Target Fund to its shareholders in liquidation;

  (vi) No gain or loss will be recognized by Target Fund shareholders upon the exchange of their Target Fund Shares for Acquiring Fund Shares;

                                      -2-
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American General International Growth Fund                          July 7, 2000
North American International Equity Fund


  (vii) The basis of Acquiring Fund Shares a Target Fund shareholder receives in connection with the Transaction will be the same as the basis of his or her Target Fund Shares exchanged therefor;

  (viii) A Target Fund shareholder's holding period for his or her Acquiring Fund Shares will be determined by including the period for which he or she held the Target Fund Shares exchanged therefor, provided that he or she held such Target Fund Shares as capital assets; and

  (ix) Acquiring Fund will succeed to and take into account the items of Target Fund described in Section 381(c) of the Code. Acquiring Fund will take these items into account subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code and the Regulations thereunder.

          In connection with this opinion we call your attention to Revenue Ruling 87-76, 1987-2 C.B. 84, published by the Internal Revenue Service ("IRS"). In that ruling, the IRS held that the so-called "continuity of business enterprise" requirement necessary to tax-free reorganization treatment was not met in the case of an acquisition of an investment company which invested in corporate stocks and bonds by an investment company which invested in municipal bonds. Specifically, the IRS based its ruling on its conclusion that the business of investing in corporate stocks and bonds is not the same line of business as investing in municipal bonds. We believe that the IRS's conclusion in this ruling is questionable, and that, even if the IRS's conclusion is correct, the facts of this Transaction are distinguishable from those in the published ruling.

          We believe that Acquiring Fund and Target Fund are both engaged in the same line of business, investing for the benefit of their respective stockholders primarily in equity securities of non-U.S. companies (generally in developed markets) with a view toward capital appreciation. After the Transaction, Acquiring Fund will continue that business for the benefit of the stockholders of both Target and Acquiring Funds. While Acquiring Fund will dispose of securities formerly held by Target Fund in order to conform with its criteria for the selection of equity securities of non-U.S. companies (generally in developed markets), it will apply the same criteria to its own historic investments. All proceeds generated by all such dispositions will be reinvested in a manner fully consistent with the shared historic investment policies of both Funds. In these circumstances, we are of the opinion that Acquiring Fund will have continued the historic business of Target Fund -- investing in equity securities of non-U.S. companies (generally in developed markets) with a view toward capital appreciation for the benefit of, among others, the historic stockholders of Target Fund -- and that the continuity of business enterprise doctrine should, as a result, be satisfied. Because Revenue Ruling 87-76 is the only published ruling dealing specifically with the application of the "continuity of business enterprise" requirement to a reorganization involving investment companies, however, our opinion cannot be free from doubt. No ruling has been or will be obtained from the IRS as to the subject matter of this opinion and

                                      -3-
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American General International Growth Fund                          July 7, 2000
North American International Equity Fund   -4-


there can be no assurance that the IRS or a court of law will concur with the opinion set forth above.

                              Very truly yours,

                              /s/ Ropes & Gray

                              Ropes & Gray